CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of AutoChina Group Inc. and Subsidiaries on Form F-3 of our report dated November 26, 2008, related to the consolidated financial statements of AutoChina Group Inc. and Subsidiaries as of December 31, 2007, and the consolidated results of their operations and cash flows for each of the years in the two year period ended December 31, 2007 and to the reference to us under the heading "Experts" in the prospectus.

/s/ Grobstein, Horwath & Company LLP

Sherman Oaks, California
February 1, 2010